Exhibit 3.2 (d)
CERTIFICATE
REGARDING ADOPTION BY THE SHAREHOLDERS OF
PARK NATIONAL CORPORATION ON APRIL 21, 2008
OF AMENDMENT TO REGULATIONS
TO ADD NEW SECTION 5.10 TO ARTICLE FIVE
     The undersigned hereby certifies that he is the duly elected, qualified and acting President and Secretary of Park National Corporation, an Ohio corporation (the “Corporation”); that the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation was duly called and held on April 21, 2008, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or by proxy; and that the shareholders of the Corporation duly adopted, by the affirmative vote of the holders of common shares entitling them to exercise more than two-thirds of the voting power of the Corporation, the resolution providing for the amendment to Article Five of the Regulations of the Corporation adding new Section 5.10, as set forth on Annex 1 attached hereto and incorporated herein by reference.
     IN WITNESS WHEREOF, the undersigned President and Secretary of Park National Corporation, acting for and on behalf of the Corporation, has hereunto set his hand this 21st day of April, 2008.
/s/ David L. Trautman
David L. Trautman, President and Secretary

Annex 1
AMENDMENT TO ARTICLE FIVE
OF THE REGULATIONS OF
PARK NATIONAL CORPORATION
RESOLVED, that Article Five of the Regulations, as previously amended, of Park National Corporation be amended by adding new Section 5.10 to Article Five, the text of which new Section 5.10 shall read as follows:
     Section 5.10. Laws and Regulations. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, any indemnification or insurance provided for under this Article Five shall be subject to the limitations of and conditioned upon compliance with the provisions of applicable state and federal laws and regulations, including, without limitation: (A) the provisions of the Ohio Revised Code governing indemnification by an Ohio corporation of, and insurance maintained by an Ohio corporation on behalf of, its officers, directors or employees; and (B) the provisions of 12 U.S.C. § 1828(k) and Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of certain indemnification payments and the maintenance of certain insurance coverage by FDIC-insured depository institutions and their holding companies.